UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.                      )

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Dionex Corporation

(Name of Registrant as Specified In Its Charter)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on October 26, 2009
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF DIONEX CORPORATION
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
TRANSACTIONS WITH RELATED PERSONS
OTHER MATTERS

DIONEX CORPORATION
501 Mercury Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 26, 2009

TO THE STOCKHOLDERS OF DIONEX CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Dionex Corporation, a Delaware corporation (the “Company”), will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California, on Monday, October 26, 2009 at 9:30 a.m. local time, for the following purposes:

1. To elect the six nominees for director named herein to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending June 30, 2010.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on September 4, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on October 26, 2009. The proxy statement and annual report to stockholders are available at http://investor.dionex.com/annuals.cfm. The Board of Directors recommends that you vote FOR the proposals identified above.

By Order of the Board of Directors

Gina M. Christopher
Secretary

Sunnyvale, California
September 21, 2009

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. STOCKHOLDERS WITH SHARES REGISTERED DIRECTLY WITH THE COMPANY’S TRANSFER AGENT, COMPUTERSHARE TRUST COMPANY N.A. (“COMPUTERSHARE”), MAY CHOOSE TO VOTE THOSE SHARES VIA THE INTERNET AT COMPUTERSHARE’S VOTING WEB SITE (WWW.INVESTORVOTE.COM/DNEX), OR THEY MAY VOTE TELEPHONICALLY, WITHIN THE U.S. ONLY, BY CALLING COMPUTERSHARE AT 1-800-652-8683. STOCKHOLDERS HOLDING SHARES WITH A BROKER OR BANK MAY ALSO BE ELIGIBLE TO VOTE VIA THE INTERNET OR TO VOTE TELEPHONICALLY IF THEIR BROKER OR BANK PARTICIPATES IN THE PROXY VOTING PROGRAM PROVIDED BY ADP INVESTOR COMMUNICATION SERVICES. SEE “VOTING VIA THE INTERNET OR BY TELEPHONE” IN THE PROXY STATEMENT FOR FURTHER DETAILS. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

DIONEX CORPORATION
501 Mercury Drive
Sunnyvale, California 94085

2009 PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Dionex Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Monday, October 26, 2009, at 9:30 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California, 94085.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

The Company intends to mail this proxy statement and accompanying proxy card on or about September 21, 2009 to all stockholders entitled to vote at the Annual Meeting.

Stockholders may vote via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the annual meeting. Information on how to vote in person at the annual meeting is discussed below under “Voting In Person at the Annual Meeting.” Directions to the annual meeting may be found at www.dionex.com.

Voting Via the Internet or by Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The laws of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

If you hold your shares in an account with
If you hold your shares directly registered	a broker or bank that participates in
in your name with Computershare:	the ADP Investor Communication Services program:

To vote by phone: within the U.S. only, call toll-free 1-800-652-8683.	To vote by phone: your voting form from your broker or bank will show the telephone number to call.
To vote via the Internet: use Computershare’s voting Web site (www.investorvote.com/dnex).	To vote via the Internet: use the ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

For Shares Directly Registered in the Name of the Stockholder

Stockholders of record with shares registered directly with Computershare may grant a proxy to vote their shares by means of the telephone, within the U.S. only, by calling Computershare at 1-800-652-8683 (toll-free), or may grant a proxy to vote their shares via the Internet at Computershare’s voting Web site (www.investorvote.com/DNEX).

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Computershare for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 1:00 a.m., Eastern Daylight Time, on October 26, 2009. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

Voting In Person at the Annual Meeting

Stockholders of record with shares registered directly with Computershare may vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed above to ensure your vote is counted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Voting Rights and Outstanding Shares

Only holders of record of Common Stock at the close of business on September 4, 2009 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 4, 2009, the Company had outstanding and entitled to vote 17,706,726 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented by votes at the meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a broker, bank or other agent holding shares as nominee for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Withheld” or “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 501 Mercury Drive, Sunnyvale, California 94085, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2010 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is May 21, 2010. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must give written notice to the Secretary at the principal executive offices of the Company not later than the close of business on July 28, 2010 nor earlier than the close of business on June 28, 2010. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Internet Availability of Proxy Materials

The proxy statement and annual report to stockholders are available at http://investor.dionex.com/annuals.cfm.

Householding of Proxy Materials

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders in the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that your broker will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, Dionex Corporation, Evelyn Posey, 501 Mercury Drive, Sunnyvale, CA 94085 or contact Evelyn Posey at 1-408-481-4105. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1

ELECTION OF DIRECTORS

There are six nominees for the six Board of Directors (the “Board”) positions presently authorized in the Company’s Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of the Company and, except for Dr. Witney, was elected by the stockholders. Dr. Witney was appointed by the Board as of April 30, 2009 to fill a vacancy following the resignation of one of the Company’s former directors.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the holders of Common Stock present in person or represented by proxy and entitled to vote. In other words, the six nominees receiving the highest number of “for” votes from such holders will be elected.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

The following information pertains to the nominees, their principal occupations for the preceding five-year period, certain directorships, and their ages as of August 31, 2009.

Name	Age	Principal Occupation/Positions Held with the Company

David L. Anderson	65	Managing Director of Sutter Hill Ventures/Director
A. Blaine Bowman	63	Director
Roderick McGeary	59	Chairman of the Board of BearingPoint, Inc./Director
Riccardo Pigliucci	62	Managing Partner of Aldwych Associates, LLP/Lead Director
Michael W. Pope	43	Chief Operating Officer and Chief Financial Officer for MarketTools/Director
Frank Witney	56	President and Chief Executive Officer/Director

Mr. Anderson has been a managing director of Sutter Hill Ventures, a venture capital investment partnership, since 1974. Mr. Anderson has served as a director of the Company since it began operations in 1980. Mr. Anderson is a director of various private companies.

Mr. Bowman has served as a director since the Company began operations in 1980 and as the Company’s President and Chief Executive Officer from that time until his resignation from those positions in August 2002. Mr. Bowman was Chairman of the Board until he resigned from this role in November 2005. Mr. Bowman is also a director of Illumina, Inc., a developer, manufacturer, and marketer of next-generation life-science tools and integrated systems for the analysis of genetic variation and biological function.

Mr. McGeary served as Chairman of the Board of BearingPoint, Inc., a management and technology consulting company from March 2005 to December 2008. From November 2004 to March 2005, he also served as interim Chief Executive Officer of BearingPoint, Inc. On February 27, 2009, BearingPoint, Inc. filed a Chapter 11 restructuring plan with the U.S. Bankruptcy Court for the Southern District of New York. From 2000 to 2002, Mr. McGeary was Chief Executive Officer of Brience, Inc., a wireless and broadband company. From 1997 to 2000, Mr. McGeary was Co-Chief Executive Officer of BearingPoint, Inc. Mr. McGeary has served as a director of the Company since November 2005. Mr. McGeary also currently serves on the board of directors of Cisco Systems, Inc. and National Semiconductor Corporation. Mr. McGeary is a certified public accountant.

Mr. Pigliucci is the Lead Director of the Company. Mr. Pigliucci has served as the Managing Partner of Aldwych Associates, LLP, a management and technology consulting partnership since 2007. Prior to joining Aldwych Associates, LLP and since 2005, he served as an independent consultant. Mr. Pigliucci was Chairman and Chief Executive Officer of Discovery Partners International, a supplier of equipment and services to the drug discovery market from 1998 until November 2005. Mr. Pigliucci has been a director of the Company since March 1998. Mr. Pigliucci is also a director of Biosphere Medical and various private companies.

Mr. Pope is Chief Operating Officer and Chief Financial Officer of MarketTools, Inc., a privately held software-as-a-service market research company. Mr. Pope has been with MarketTools since 2008. From 2007 through 2008, Mr. Pope was a Vice President in the Office of the CEO at BearingPoint, a management and technology consulting company. On February 27, 2009, BearingPoint, Inc. filed a Chapter 11 restructuring plan with the U.S. Bankruptcy Court for the Southern District of New York. From 2005 to 2006, Mr. Pope was President of Network General Corporation, a global enterprise network and application performance analysis company. Prior to joining Network General Corporation, Mr. Pope served as the President and Chief Executive Officer of DigitalThink, Inc., a provider of custom e-learning solutions, from 2002 until the acquisition of DigitalThink by Convergys in May 2004. Mr. Pope has served as a director of the Company since October 2002.

Meetings and Committees

During the fiscal year ended June 30, 2009, the Board held nine meetings. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the fiscal year ended June 30, 2009, each Board member attended at least 75% of the meetings of the Board and the committees upon which such member served except that Mr. McGeary attended 66.67% of the meetings of the Compensation Committee.

It is the Company’s policy to invite the members of the Board to attend the annual meetings of stockholders. All members of the Board attended last year’s annual meeting of stockholders.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and reports the results of these activities to the Board. As part of this responsibility, the Audit Committee: evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; establishes procedures, as required by applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statements. The members of the Audit Committee are Messrs. Pope (Chairman), McGeary and Pigliucci. During the fiscal year ended June 30, 2009, the Audit Committee held five meetings. All members of the Audit Committee are independent as independence is currently defined in Rules 4350(d)(2)(A)(i) and (ii) of the Nasdaq Stock Market (“Nasdaq”) listing standards. In addition, the Board has determined that Mr. Pope is an “audit committee financial expert,” as defined in applicable SEC rules. The charter of the Audit Committee is available on the Company’s Web site at www.dionex.com.

The Compensation Committee reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; and reviews and approves the compensation and other terms of employment of the other executive officers. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For fiscal 2009, the Compensation Committee did not use the services of any compensation consultant in matters affecting compensation of its senior executive officers. For fiscal 2010, the Compensation Committee engaged Assets Unlimited as compensation consultants as describe in further detail in the Compensation Discussion and Analysis section of this proxy statement. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. The Compensation Committee created the Executive Equity Compensation Subcommittee (the “Equity Subcommittee”) in July 2004, which is discussed in more detail in the Compensation Discussion and Analysis below. During the fiscal year ended June 30, 2009, the Equity Subcommittee held one meeting. The members of the Compensation Committee are Messrs. Anderson (Chairman), McGeary, Pigliucci and Pope. During the fiscal year ended June 30, 2009, the Compensation Committee held three meetings. All members of the Compensation Committee are independent as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Messrs. Anderson, McGeary and Pigliucci are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The role of the Compensation Committee and the specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2009 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement. The charter of the Compensation Committee is available on the Company’s Web site at www.dionex.com.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for: identifying, reviewing and evaluating candidates to serve as directors of the Company; reviewing and evaluating incumbent directors; recommending to the Board candidates for election to the Board; making recommendations regarding the membership of the Committees of the Board; overseeing all aspects of the Company’s corporate governance functions on behalf of the Board; and making recommendations to the Board regarding corporate governance issues. The members of the Nominating Committee are Messrs. Anderson, McGeary (Chairman), Pigliucci and Pope. During the fiscal year ended June 30, 2009, the Nominating Committee held one meeting. All members of the Nominating Committee are independent as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The charter of the Nominating Committee is available on the Company’s Web site at www.dionex.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

Corporate Governance Principles

The Board has adopted governance principles and guidelines for the Company (“Corporate Governance Guidelines”) to assist the Board in exercising its duties and to best serve the interests of the Company and its stockholders. The Corporate Governance Guidelines are available on the Company’s Web site at www.dionex.com.

Director Independence

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent registered public accounting firm, the Board has determined that all directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Witney, the President and Chief Executive Officer of the Company, and Mr. Bowman, the former President and Chief Executive Officer of the Company and former Chairman of the Board.

Meetings of Independent Directors

As required under Nasdaq listing standards, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The Lead Director of the Board, Mr. Pigliucci, generally presides over these executive sessions.

Director Nomination Process

The Nominating Committee has a policy of considering candidates for membership to the Board who are nominated by stockholders in the same manner as candidates recommended by members of the Board.

Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information, business qualifications and a representation that the nominating stockholder is the beneficial or record owner of the Company’s stock to Roderick McGeary, Chairman of the Nominating and Corporate Governance Committee, Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94085. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. All qualified submissions are reviewed by the Nominating Committee at the next appropriate meeting. If a stockholder wishes the Nominating Committee to consider a director candidate for nomination at our next annual meeting of stockholders, then the Company’s Bylaws require that written recommendations be received by the Company no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

To date, the Nominating Committee has not received a timely director nomination from a stockholder or group of stockholders holding more than 5% of the Company’s voting stock.

Stockholder Communications with the Board

Stockholders may communicate directly with any of the Company’s senior managers or any member of the Board, including the Chairman of the executive sessions of non-management directors or any Board committee, by writing directly to those individuals at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94085. Stockholder communications related to director candidate recommendations should be directed to the Chairman of the Nominating Committee, Mr. McGeary. In addition, if the Company’s stockholders or employees have any concerns related to the Company’s financial or accounting practices, the Company encourages communicating those concerns directly to the Chairman of the Audit Committee, Mr. Pope.

Code of Ethics

The Company has adopted the Dionex Corporation Code of Business Ethics and Values (the “Code of Ethics”) that applies to all officers, directors and employees. The Code of Ethics is available on the Company’s Web site at www.dionex.com. If the Company makes any substantive amendments to the Code or grants any waiver from a provision of the Code of Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver as required by applicable laws.

The Company’s employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, which include the consolidated balance sheets of the Company as of June 30, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the fiscal years ended June 30, 2009, 2008 and 2007, and the notes thereto. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with the accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the auditing standards generally accepted in the United States, including those described in the Statement on Auditing Standards No. 114 (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company and received a letter and other written disclosures from the independent registered public accounting firm as required by the applicable requirements of the PCAOB. The Audit Committee also reviewed all non-audit services performed by the independent registered public accounting firm and considered whether the independent registered public accounting firm’s provision of non-audit services is compatible with maintaining its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during the fiscal year ended June 30, 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2009 for filing with the SEC. The Audit Committee and the Board have also recommended, and have asked the stockholders to ratify, the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

MICHAEL W. POPE (Chair)
RODERICK MCGEARY
RICCARDO PIGLIUCCI

 1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm with respect to the Company’s books and accounts since the Company began operations in 1980.

The stockholders are being asked to ratify the Audit Committee’s selection of Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending June 30, 2010. Although it is not required to do so, the Audit Committee is submitting the approval of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to provide such ratification, the Audit Committee will reconsider its approval of Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending June 30, 2010. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They do not expect to make any statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm’s Fees

Fees for professional services (in thousands) provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), in each of the last two fiscal years, in each of the following categories, were:

	Fiscal 2009 ($’000)	Fiscal 2008 ($’000)

Audit Fees	2,419	2,606
Audit-Related Fees	—	—
Tax Fees	324	257
All Other Fees	—	—
Total Fees	2,743	2,863

Audit Fees.  Fees for audit services include fees associated with the annual audit, the reviews of the Company’s interim financial statements and audit of the effectiveness of the Company’s internal control over financial reporting under SEC rules and regulations and Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with statutory and regulatory filings and engagements or services that generally only the independent registered public accounting firm reasonably can provide to a client.

Audit-Related Fees.  Audit-related fees include fees associated with accounting consulting services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category may include fees related to consultations regarding generally accepted accounting principles, reviews and evaluations of the impact of new regulatory pronouncements, and audit services not required by statute or regulation.

Tax Fees.  Tax fees include tax compliance, tax advice, tax planning and tax return preparation work.

All Other Fees.  No fees were billed in this category for fiscal years 2009 or 2008.

Audit Committee Disclosure

All audit-related services and tax services provided to the Company by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of these services by Deloitte & Touche was compatible with the maintenance of that firm’s independence of its auditing functions.

Policy on Audit Committee Pre-Approval

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the initial estimated amounts. The Audit Committee also may delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any pre-approvals are reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of August 1, 2009 by (i) each director and nominee for director, (ii) each Named Executive Officer (as defined below under “Compensation of Directors and Executive Officers — Summary Compensation Table”), (iii) all executive officers and directors as a group and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Shares

Neuberger Berman, LLC.(2)	2,460,260	14.01
605 Third Avenue New York, NY 10158-3698
Royce & Associates, LLC(3)	1,945,496	11.08
1414 Avenue of Americas, 9th Floor New York, NY 10019-2578
Barclays Global Investors, NA(4)	1,251,250	7.13
45 Fremont Street San Francisco, CA 94105
David L. Anderson(5)	89,500	*
A. Blaine Bowman(5)	72,715	*
Lukas Braunschweiler(5)	20,000	*
Kevin Chance(5)	79,633	*
Peter Jochum(5)	81,749	*
Craig A. McCollam(5)	155,313	*
Roderick McGeary(5)	10,500	*
Riccardo Pigliucci(5)	17,850	*
Bruce Barton(5)	88,001	*
Michael W. Pope(5)	4,800	*
Frank Witney(5)	*	*
All executive officers and directors as a group (15 persons)(6)	843,665	4.80

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 17,560,284 shares outstanding on August 1, 2009, adjusted as required by rules promulgated by the SEC.

(2)	Neuberger Berman, LLC is a registered investment advisor. Based solely on the Schedule 13G filed on June 10, 2009, as of May 31, 2009, Neuberger Berman, LLC and its affiliates had sole voting power with respect to 29,728 shares, shared voting power with respect to 2,049,632 shares and shared dispositive power on all shares set forth above.

(3)	Royce & Associates LLC is a registered investment advisor. Based solely on the Schedule 13G filed on January 23, 2009, as of December 31, 2008, Royce & Associates LLC had sole voting and dispositive power with respect to all of the shares set forth above.

(4)	Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited (collectively, “Barclays”) filed a joint Schedule 13G. Based solely on the Schedule 13G filed on February 6,

2009, as of December 31, 2008, Barclays had sole voting power with respect to 972,018 shares and sole dispositive power to all shares set forth above.

(5)	Includes shares subject to outstanding stock options that were exercisable on August 1, 2009 or that could become exercisable within 60 days thereafter, as follows: Mr. Bowman, 6,000 shares; Dr. Witney, 0 shares; Dr. Jochum, 71,749 shares; Mr. Chance, 78,250 shares; Mr. Barton, 87,248 shares; Mr. McCollam, 140,323 shares; Mr. Anderson, 9,250 shares; Mr. Pigliucci, 9,250 shares; Mr. McGeary 10,250 shares; Dr. Braunschweiler, 0 shares and Mr. Pope, 4,250 shares. Includes shares subject to outstanding RSUs that were vested on August 1, 2009 or that could become vested within 60 days thereafter, as follows: Mr. Bowman, 250 shares; Mr. Anderson, 250 shares; Mr. Pigliucci, 250 shares; Mr. McGeary 250 shares; and Mr. Pope, 250 shares.

(6)	Includes shares described in note 5 above and 177,304 additional shares subject to outstanding stock options held by other executive officers of the Company that were exercisable on August 1, 2009 or that could become exercisable within 60 days thereafter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE OFFICERS OF DIONEX CORPORATION

The following table lists the names and positions of all our current executive officers. There are no family relationships between any director and executive officer of Dionex Corporation. Executive officers serve at the discretion of the Board of Directors.

Name	Age	Position(s)

Bruce Barton	50	Senior Vice President of Global Sales and Service
Kevin Chance	42	Executive Vice President and Chief Operating Officer
David Fairbanks	48	Vice President, Information Technology
Dietrich Hauffe	50	Vice President, Corporate Marketing and Business Development
Peter Jochum	58	Senior Vice President, Life Sciences Business Unit
Craig McCollam	49	Executive Vice President, Finance and Administration and Chief Financial Officer
John Plohetski	51	Vice President, Chemical Analysis Business Unit
Christopher Pohl	58	Senior Vice President, Research and Development and Chief Science Officer
Frank Witney	56	President, Chief Executive Officer and Director

Mr. Barton has served as Senior Vice President of Global Sales and Service since August 1, 2008. Previously and since September 2007, Mr. Barton served as Vice President of Sales and Service International. From October 2003 to September 2007, he served as Vice President Sales and Service Asia/Pacific. Since joining us in 1987, he has served in numerous positions in the Sales, Accounting and Finance departments.

Mr. Chance has served as Executive Vice President and Chief Operating Officer since August 1, 2008. Previously and since December 2006, Mr. Chance served as Executive Vice President of the Company. He was the Vice President of our Chemical Analysis Business Unit (CABU) from April 2003 to December 2006. From 2000 to 2003, Mr. Chance served as Chief Executive Officer of Aptus Pharmaceuticals, Inc., a biotech company. From 1989 through 2000, he served as a business unit general manager and in various other positions at Siemens Industrial Automation, an automation technology provider.

Mr. Fairbanks has served as Vice President of Information Technology since May 2007. Prior to joining Dionex and since June 2005, he served as Chief Information Officer of Silicon Graphics, Inc. (which has since changed its name to Graphics Properties Holdings, Inc.), which was at the time a leading provider of products, services, and solutions for use in high-performance computing and data management. Prior to that, from 1993 to 2005, Mr. Fairbanks served in various senior director roles in Information Technology at Silicon Graphics, Inc.

Dr. Hauffe has served as Vice President of Corporate Marketing and Business Development since January 2006. Between 2000 and 2006, Dr. Hauffe served as General Manager of Dionex GmbH, our subsidiary in Idstein, Germany. From 1993 to 1997, Dr. Hauffe served as our Product Manager Life Sciences in Europe.

Dr. Jochum has served as Senior Vice President, Life Sciences Business Unit since August 1, 2008. Previously and since October 2000, Dr. Jochum served as Vice President of our Life Sciences Business Unit (LSBU). Prior to that and since joining us in October 1998, he served as Managing Director of our subsidiary, Dionex Softron. Prior to joining us, he served as Managing Director of Softron GmbH, which we acquired in 1998.

Mr. McCollam has served as Executive Vice President, Finance and Administration and Chief Financial Officer since August 4, 2009. Mr. McCollam served as Senior Vice President, Finance and Administration and Chief Financial Officer from August 1, 2008 until August 4, 2009. Previously and since October 1999, Mr. McCollam served as Vice President Finance and Administration and Chief Financial Officer. Prior to that and since joining us in 1993, he served as Director of Finance and Corporate Controller.

Mr. Plohetski has served as Vice President of our Chemical Analysis Business Unit since December 2006. From March 2003 to November 2006, he served as our Director of Manufacturing. Prior to joining us in 2003, Mr. Plohetski served as Vice President of Engineering at Carl Zeiss, Inc. from 1982 to 2002.

Mr. Pohl has served as Senior Vice President, Research and Development and Chief Science Officer since August 1, 2008. Previously and since May 2004, Mr. Pohl served as Vice President of Research and Development and Chief Technology Officer. Prior to that and since June 2001, he served as Vice President of Research and Development. From March 2000 to June 2001, Mr. Pohl served as Vice President, Research and Development of Ciphergen Biosystems, Inc., a provider of enabling tools for proteomics. From 1979 to 2000, he served as our Vice President of Consumables and in various other capacities at the Company.

Dr. Witney has served as a Director, President and Chief Executive Officer since April 30, 2009. Prior to joining the Company and from December 2008 until April 2009, Dr. Witney, was Executive Vice President and Chief Commercial Officer of Affymetrix, Inc., a manufacturer of consumables and systems for genetic analysis in the life sciences and clinical healthcare markets. Dr. Witney assumed this position after Affymetrix’s acquisition of Panomics, Inc., a company that offered products for a wide variety of low to mid-plex genetic, protein and cellular analysis applications, where Dr. Witney previously served as President and Chief Executive Officer from July 2002 until December 2008. From November 2001 to July 2002, Dr. Witney was President of Drug Discovery Tools at PerkinElmer Life Sciences, a provider of instruments, chemicals and reagents to the analytical sciences, genetic screening, bio-discovery and laboratory services markets. Dr. Witney assumed this position after PerkinElmer’s acquisition of Packard BioScience Company, a manufacturer of instruments and reagents for use in drug discovery and other life sciences research, where previously he was President and Chief Operating Officer from April 2000 to November 2001. From 1983 through 2000, Dr. Witney held a series of management positions at Bio-Rad Laboratories, a manufacturer of life science research and clinical diagnostic products, most recently as Group Operations Manager of the Life Science Group. Dr. Witney is also a director of Applied Precision, Inc. and One Lambda, Inc.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

In fiscal 2009, each Non-Employee Director (defined below) received an annual fee of $35,000. The Lead Director received an additional annual retainer of $12,000. The Chairman of the Audit Committee received an additional annual retainer of $18,000. The Audit Committee members not including the Chairman of the Audit Committee each received an additional annual retainer of $6,000. The Compensation Committee members each received an additional annual retainer of $4,000. The Nominating and Corporate Governance Committee members each received an additional annual retainer of $2,000. In fiscal 2010, each Non-Employee Director will receive an annual fee of $35,000. The Lead Director will receive an additional annual retainer of $12,000. The Chairman of the Audit Committee will receive an additional annual retainer of $18,000. The Audit Committee members not including the Chairman of the Audit Committee each will receive an additional annual retainer of $6,000. The Compensation Committee members each will receive an additional annual retainer of $4,000. The Nominating and Corporate Governance Committee members each will receive an additional annual retainer of $2,000. A “Non-Employee Director” is defined as a director who is not an employee of the Company or any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f) of the Code, respectively (any such corporation, an “Affiliate”), and has not been an employee of the Company or any Affiliate for all or part of the preceding fiscal year.

Each non-employee member of the Board is eligible for equity grants under the Dionex Corporation 2004 Equity Incentive Plan (the “2004 Plan”), which the stockholders approved on October 22, 2004. The 2004 Plan is administered by the Board. On the date of the annual meeting of stockholders, each non-employee member of the Board who is then serving on the Board is automatically granted, without further action by the Company, the Board or the stockholders of the Company, an option to purchase 1,000 shares of the Company’s Common Stock and a restricted stock unit (“RSU”) for 1,000 shares of the Company’s Common Stock. Each person who is elected for the first time to be a non-employee member of the Board is automatically granted an option to purchase 4,000 shares of Common Stock and an RSU for 4,000 shares of the Company’s Common Stock. The exercise price of options granted to non-employee members of the Board under the 2004 Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the 2004 Plan vest in 25% increments each year beginning one year from the date of grant. The term of options granted under the 2004 Plan is ten years unless a shorter term is selected by the Board. The RSUs are subject to the same four-year vesting schedule the Board has imposed on initial and annual non-employee director option grants, but the holder of a vested RSU grant would not be entitled to receive the shares from such grant until he or she leaves the Board of Directors or the fifth anniversary of the date of grant, whichever comes first.

In fiscal 2009, the Company granted options to purchase an aggregate of 5,000 shares of Common Stock to non-employee members of the Board. The options were granted with an exercise price per share of $46.47. Options to purchase 8,000 shares of Common Stock granted under the 2004 Plan were exercised by the non-employee members of the Board during fiscal 2009, and the value realized upon exercise of such options was $197,098. In fiscal 2009, the Company granted RSUs for an aggregate of 5,000 shares of Common Stock to non-employee members of the Board. The price per share was $46.47 on the date the RSUs were granted.

The following table sets forth a summary of the compensation of the Company’s non-employee directors for fiscal 2009:

				Change in
				Pension
				Value and
	Fees Earned			Nonqualified
	or Paid in	Stock	Option	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Total
Name	($)	($)(1)	($)(2)	Earnings ($)	($)	($)

David L. Anderson	44,250	29,503	48,549	—	—	122,302
A. Blaine Bowman	38,750	29,503	48,549	300,000 (3)	—	416,802
Roderick McGeary	49,750	29,503	105,170	—	—	184,423
Riccardo Pigliucci	63,750	29,503	48,549	—	—	141,802
Michael W. Pope	63,750	29,503	48,549	—	—	141,802

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the 2009 fiscal year, in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”), for RSU awards. No RSU awards were forfeited by any of our non-employee directors during the fiscal year. For information on the valuation assumptions with respect to these grants, refer to note 10 of the financial statements in the Form 10-K for the year ended June 30, 2009, as filed with the SEC. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee directors. In fiscal 2009, each of our non-employee directors was automatically granted a RSU award pursuant to our 2004 Plan. The full grant date fair value of each of these RSU awards, as calculated under FAS 123R for financial statement reporting purposes, is as follows:”

Full Grant Date
Name	Fair Value of RSU

David L. Anderson	46.47
A. Blaine Bowman	46.47
Roderick McGeary	46.47
Riccardo Pigliucci	46.47
Michael W. Pope	46.47

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2009 fiscal year for stock options granted to each of the non-employee directors in fiscal 2009 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to these grants, refer to note 10 of the financial statements in the Form 10-K for the year ended June 30, 2009, as filed with the SEC. The amounts shown in this column reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the non-employee directors. In fiscal 2009, each of our non-employee directors was automatically granted a stock option award pursuant to our 2004 Plan. The full grant date fair value of each of these option awards, as calculated under FAS 123R for financial statement reporting purposes, is as follows:

Full Grant Date
Name	Fair Value of Options

David L. Anderson	14.59
A. Blaine Bowman	14.59
Roderick McGeary	14.59
Riccardo Pigliucci	14.59
Michael W. Pope	14.59

(3)	Amounts were paid pursuant to the Deferred Compensation Agreement between Mr. Bowman and the Company dated December 21, 1993, as amended January 20, 2000 and July 19, 2004. This Agreement allowed Mr. Bowman while he was an employee of the Company to defer the receipt of all or any portion of any bonus for a fiscal year by notifying the Company prior to both the end of such fiscal year and the time such bonus was awarded. Pursuant to the terms of the Agreement, commencing as of January 31, 2005, Mr. Bowman is entitled to receive $25,000 per month until all amounts previously deferred have been fully distributed.

Compensation Discussion and Analysis

I.  Objectives of the Company’s executive compensation program

The goal of the compensation program is to tie compensation to the attainment of specific business and individual objectives while providing compensation sufficient to attract, retain, motivate and reward executive officers and other key employees who contribute to the long-term success of the Company. In furtherance of these goals, annual base salaries are generally set at levels that take into account both competitive and performance factors. The Company also relies on annual longer-range incentive compensation in order to attract and motivate its executives. Incentive compensation is variable and is closely tied to corporate performance to encourage profitability, growth and the enhancement of stockholder value. The Company’s total compensation package, composed of base salary, bonus awards, stock option grants and RSU grants, is designed to be competitive with leading separations science and high technology companies with which the Company competes for employees. All compensation at the Company is based upon a sustained high level of individual performance and the Company’s overall performance.

II.  Role of the Compensation Committee

The Compensation Committee consists of non-employee directors and makes determinations with regard to all compensation matters specifically relating to executive officers and other senior management employees. The Compensation Committee created the Executive Equity Compensation Subcommittee (the “Equity Subcommittee”) in July 2004. The Equity Subcommittee has the authority to grant stock options and other stock awards to executive officers and key employees of the Company. Membership on the Equity Subcommittee is limited to directors who are “outside directors” for purposes of Section 162(m) of the Code. Messrs. Anderson, McGeary and Pigliucci were members of the Equity Subcommittee for fiscal 2009.

The Compensation Committee has primary responsibility for ensuring that the Company’s executive compensation and benefit program is consistent with the Company’s compensation philosophy and is responsible for determining the executive compensation packages offered to our executive officers. Our Compensation Committee plays an integral role in setting executive officer compensation each year. In the first quarter of each fiscal year, our Compensation Committee holds a regular meeting in which our Chief Executive Officer reviews with the Compensation Committee our financial and business performance for the previous year and management’s business outlook and operating plan for the current year. In reviewing the prior year’s performance, the Compensation Committee compares our performance to the financial and operational goals set for such year and the bonus targets. In this meeting, the Chief Executive Officer also reviews with the Compensation Committee his assessment of the individual performance of each executive officer, including his own performance, according to a variety of qualitative performance criteria and salary and bonus trends. The Compensation Committee discusses with the full Board recent data and current trends in equity ownership programs for comparable companies. Taking into account the information conveyed and discussed at these meetings and the recommendations of our Chief Executive Officer, the Compensation Committee then determines, subject in some cases to ratification by the full Board of Directors:

•	The amount of bonus to be awarded to each executive officer in respect of the prior year’s performance;

•	Whether to raise, lower or maintain the executive officer’s base salary for the current year;

•	The bonus targets to be set for the executive officers for the current year; and

•	Option grants and RSU grants, if any, to be awarded to each executive officer.

Each element of our executive compensation system is described in more detail below.

III.  Elements of executive compensation

There are four principal elements of the Company’s executive compensation: (1) cash-based compensation, consisting of base salary, amounts paid pursuant to the Company’s Employee Profit Sharing Plan for North American employees (“Profit Sharing Plan”) and annual incentive bonus awards under the Company’s Management Incentive Bonus Plan (“MIBP”); (2) equity-based compensation, including stock option grants and RSU grants; (3) insurance, retirement and other employee benefits; and (4) severance and change in control benefits.

Each element of compensation addresses specific objectives of the executive compensation program and together they are designed to meet the overall objectives of the Company’s executive compensation program. The mix of short-term cash incentives and long-term equity incentives is designed to focus executives on achievement of annual financial and operating objectives that drive long-term shareholder value. The Company considers multiple factors, including the competitive market, Company and individual performance in connection with the executive compensation program. Base salaries are important in attracting and retaining senior executives. The MIBP is designed to motivate executive officers to achieve the annual growth and operating targets established at the beginning of the fiscal year. Long-term equity based compensation awards are designed to motivate senior executives and other key employees to contribute to the Company’s long-term growth of stockholder value and to align executives’ compensation with the growth in the Company’s stock price.

A.  Cash-based compensation

Cash-based compensation paid to executive officers in fiscal 2009 consisted of base salary, amounts paid pursuant to the Profit Sharing Plan to eligible employees, and amounts paid pursuant to the MIBP. For fiscal 2009, in making its determination of cash-based executive compensation, the Compensation Committee reviewed an analysis prepared by the Company’s management of compensation paid to executive officers of companies in the separations science and high technology industries. Generally, the Compensation Committee sets annual base salary levels and bonus amounts to provide for total cash-based compensation that is comparable to the compensation paid to executive officers of separations science and high technology companies of similar size with which the Company competes for talented executives.

(i)  Base salary

The Compensation Committee annually reviews and adjusts each executive officer’s base salary. To ensure retention of qualified management, the Compensation Committee generally sets base salaries paid to executive officers at the competitive levels described above, taking into account all cash compensation, based on the survey of market peers (the “Survey”) described below under “Competitive market assessment.”

In addition, when reviewing base salaries, the Compensation Committee considers both qualitative and quantitative factors relating to individual and corporate performance, levels of responsibility, prior experience and breadth of knowledge. The Compensation Committee does not base its considerations on any single one of these factors nor does it specifically assign relative weights to these factors. In many instances, judgments based on these qualitative factors necessarily involve a subjective assessment by the Compensation Committee. Generally, in determining salary adjustments for executive officers (other than the Chief Executive Officer), the Compensation Committee takes into account the evaluation and recommendations of the Chief Executive Officer and information provided in the Survey.

(ii)  Employee profit sharing plan

The Profit Sharing Plan has been established to reward all North American full-time employees of the Company, including executive officers, for their contributions to the Company’s profitability for any given year. The Profit Sharing Plan provides for a compensation bonus pool, the size of which is based on profits for a given year. In fiscal 2009, each eligible employee, including eligible executive officers, received pursuant to the Profit Sharing Plan an amount equal to 6.2% of such employee’s eligible compensation. Each employee’s eligible compensation consists of such employee’s regular base salary and incentive compensation, which includes: gross salary or wages; commissions; management and other performance-related bonuses; overtime pay; shift differentials; paid holidays; vacation pay; sick pay; and uninsured short term disability benefits paid directly by the Company.

(iii)  Annual incentive award

The MIBP, an annual incentive award plan, is a variable pay program for officers and other senior managers of the Company. The MIBP is designed to focus officers on meeting business objectives and implementing business strategies of the Company and to drive growth of revenues and earnings by aligning the interests of the Company’ officers with those of its stockholders, and to assist the Company in attracting and retaining quality talent through incentive compensation determined in accordance with an objective, measurable, transparent and easy -to-administer system.

Under the MIBP, at the beginning of each fiscal year the Compensation Committee establishes bonus targets and bonus payment formulae tied to both the satisfaction of individual performance goals and financial performance goals of the Company. Bonus payments are then approved by the Compensation Committee shortly following the end of each fiscal year based on the application of the pre-determined formulae (given below), and may be equal to, less than or greater than the target bonus amounts based on whether the individual performance goals and corporate financial performance goals were satisfied, partially satisfied or exceeded. The bonus targets are expressed as a percentage of an individual’s base salary. The financial performance goals consist of achieving operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal of building stockholder value as established at the beginning of each fiscal year. The individual performance goals generally include both objective and subjective components. Both individual performance goals and financial performance goals may change from year to year. In establishing these criteria at the beginning of each fiscal year and when subsequently evaluating an individual’s performance relative to these criteria, the Compensation Committee relies on recommendations from the Chief Executive Officer and other members of senior management. Ordinarily, the Company’s financial performance must meet certain threshold levels before any bonuses are awarded. These performance goals are established so that target attainment is not assured. The attainment of payment for performance requires significant effort on the part of our executives. Our Compensation Committee establishes goals under the MIBP that it believes will be realistic but difficult for our executive officers to achieve.

Payments under the MIBP are based on the application of the pre-determined formulae which for payments in connection with services provided in fiscal 2009 was as follows: 20% of the MIBP was based on individual performance criteria and 80% of the MIBP was based on Company goals related to sales and earnings growth below.

Fiscal Year	Earnings Target	Sales Target

2009	18% growth	10% growth

For fiscal 2010, payments under the MIBP will be based on the application of the following pre-determined formulae: (a) for Dr. Witney, 100% of the MIBP payment will be based equally on growth in sales and earnings per share; (b) for Messrs. Chance, McCollam and Barton, 80% of the MIBP payment will be based equally on sales and earnings per share growth and 20% will be based on achievement of one to four individual goals to be determined by the Chief Executive Officer, and (b) for all other executives, 40% of the MIBP payment will be based equally on Company or business unit sales growth and Company operating income growth and 20% will be based on achievement of one to four individual goals to be determined by their manager. These goals are established so that attainment of a bonus is achievable if the Company’s sales and earnings per share are in excess of the target levels below. A bonus is attainable at levels above 1% growth but total target bonus is not attainable unless the targets below are met. Achievement of these goals is not assured. The Compensation Committee modified these formulae from those used in fiscal 2009 because it felt these modified formulae better aligned the incentives of the senior executive team with the interests of our stockholders.

Fiscal Year	Earning Per Share Target	Sales Target

2010	5% growth	5% growth

For fiscal 2010, the target bonus for Dr. Witney is 75% of base salary, for Messrs. Chance and McCollam is 50% of base salary and 40% of base salary for the other executive officers. The Committee has full discretion to make such specific incentive bonus awards, if any, as it deems appropriate, after the end of the fiscal 2010. When awarding payments to an officer under the MIBP, the Compensation Committee takes into account competitive considerations, the officer’s contributions to the performance of the Company, the officer’s leadership abilities and experience in the separations science industry, the officer’s scope of responsibility for the Company’s financial performance, and contributions by the officer to the Company’s achievements in strategic planning and positioning for the fiscal year.

(iv)  Total cash-based compensation for executive officers for fiscal 2009

The aggregate amount of total cash-based compensation earned by Dr. Witney during fiscal 2009, including his base salary, his Profit Sharing Plan award and his annual bonus under the MIBP was $149,296, which is comparable to the peer data in the Survey. The aggregate amount of total cash-based compensation earned by Dr. Braunschweiler during fiscal 2009, including his base salary and his annual bonus under the MIBP was $507,500, Swiss Francs (or $467,582) based on the currency conversion rate of 1 US dollar to 1.08564 Swiss Franc on June 30, 2009), which is comparable to the peer data in the Survey. The aggregate amount of total cash-based compensation paid to Mr. Chance during fiscal 2009, including his base salary, his Profit Sharing Plan award and his annual bonus under the MIBP, was $468,351 which is comparable to the peer data in the Survey. The aggregate amount of total cash-based compensation awarded to Mr. McCollam, including his base salary, his Profit Sharing Plan award and his annual bonus under the MIBP, was $390,395, which is comparable to the peer data in the Survey. The aggregate amount of total cash-based compensation awarded to Mr. Barton, including his base salary, his Profit Sharing Plan award and his annual bonus under the MIBP, was $387,187, which is comparable to the peer data in the Survey. The aggregate amount of total cash-based compensation awarded to Dr. Jochum, including his base salary and his annual bonus under the MIBP, was 329,769 Euros (or $463,273 based on the currency conversion rate of 1 US dollar to 0.71192 Euros on June 30, 2009), which is comparable to the peer data in the Survey. Amounts listed above under the MIBP and Profit Sharing Plan were earned in fiscal 2009 but not actually paid until fiscal 2010 in accordance with the Company’s standard practices. Amounts listed above do not include payments under the MIBP or the Profit Sharing Plan paid in fiscal 2009 but earned in fiscal 2008. The amounts earned in fiscal 2008 can be found in the Summary Compensation Table below.

(v)  Base salaries for executive officers for fiscal 2010

Following a review of the Survey, in August 2009 the Compensation Committee determined that for fiscal 2010: (a) Dr. Witney should receive no base salary increase and his annual base salary remains at $450,000, (b) Mr. Chance should receive no base salary increase and his annual base salary remains at $350,000, (c) Mr. McCollam should receive a base salary increase from $310,000 to $350,000 (d) Mr. Barton should receive no base salary increase and his annual base salary remains at $310,000, and (e) Dr. Jochum should receive no base salary increase and his annual base salary remains at 270,000 Euros (or $379,307 based on the currency conversion rate of 1 US dollar 0.71192 Euros on June 30, 2009). The Compensation Committee determined to keep base salaries flat as a general matter as a result of our operating performance in fiscal 2009 and current economic conditions. In the case of Mr McCollam, the Board determined to promote him based on the recommendations of our Chief Executive Officer and Mr. McCollam’s individual performance.

B.  Equity-based compensation

The Board adopted the 2004 Plan to provide a means to secure and retain the services of employees, directors and consultants of the Company and its affiliates, to provide incentives for such individuals to exert maximum efforts for the success of the Company and its affiliates, and to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of the Company’s Common Stock through the grant of stock options and RSUs. While permitted by the 2004 Plan, the Company does not currently grant other “full value” Stock Awards. The Compensation Committee usually grants stock options and RSUs to senior management annually at the Compensation Committee’s first regular meeting in each fiscal year, typically occurring in August.

In determining the grant size of the Company’s option and RSU awards the Compensation Committee considers: the overall size of the option pool available; the expense associated with the grants; the performance of the Company; long-term incentives available at our peer companies; and each named executive officer’s level of responsibility, individual performance, impact, potential, and existing awards. The Compensation Committee’s philosophy for these grants was that 50% of the total targeted value of grants be in stock options, which have value only if the Company’s share price increases over the option term, and the remaining 50% consist of RSUs which transfer immediate value to the employee and can reduce shareholder dilution. As noted above, each named executive officer received 50% of the total number of stock option equivalents in stock options. For the remaining 50%, each named executive officer received 1 RSU for each 4 remaining stock option equivalents. This reflects the Compensation Committee’s determination that 1 RSU right is equivalent to 4 stock options.

(i)  Objectives of the 2004 Plan

The Company uses stock options and RSUs to align the interests of management with those of stockholders by providing management a substantial economic interest in the long-term appreciation of the Company’s stock. In determining the size of an option or RSU to be granted to an executive officer, the Compensation Committee takes into account the officer’s position and level of responsibility within the Company, the officer’s existing stock and vested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer’s overall compensation arrangements, including stock options and RSUs. Generally, with respect to option grants the Company grants executive officers NSOs because NSOs provide the Company with more favorable tax treatment.

(ii)  Stock ownership guidelines and insider trading policy

Our Compensation Committee encourages stock ownership by executive management and periodically reviews the ownership levels and considers the appropriateness of implementing stock ownership guidelines. Our Compensation Committee has chosen not to require stock ownership guidelines for the executive management. Our Insider Trading Policy prohibits our executive officers from engaging in any hedging or monetization transactions involving Company securities.

C.  Insurance, retirement and other employee benefits

(i)  Elements of insurance, retirement and other employee benefits

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan and Employee Stock Purchase Plan (ESPP). Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees, including officers, are able to contribute 1% to 25% of their annual salary up to the limit prescribed by the Internal Revenue Service to the 401(k) plan on a before-tax basis. The Company will match 100% of the first 5% of pay that is contributed to the 401(k) plan. All employee contributions to the 401(k) plan are fully vested upon contribution. All matching contributions are subject to vesting over a four-year period.

The purpose of the ESPP is to encourage U.S. employees of the Company to acquire Common Stock. It is believed that the ESPP will serve the interests of the Company and its stockholders because it allows employees to have a greater personal financial interest in the Company through ownership of Common Stock, which in turn will stimulate employees’ efforts on the Company’s behalf, and maintain and strengthen their desire to remain with the Company. It is believed that the ESPP will also assist in the recruitment of employees. Pursuant to the ESPP, all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company at 85% of the lesser of the fair market value of the Company’s Common Stock on the date the offering commenced and the fair market value on the purchase date at the end of the offering period.

With respect to employees outside of the United States, the Company pays social security system contributions pursuant to statutory regulations applicable to such employees.

(ii)  Benefits applicable only to executive officers

The Company provides U.S. based executive officers with supplemental medical reimbursement pursuant to the Medical Care Reimbursement Plan (the “MCRP”) of up to $1,500 per year. The purpose of the MCRP is to encourage and insure full and complete medical care for the welfare of each covered employee, his spouse and dependents, and to supplement the benefits provided by the Company’s group medical insurance plan. Covered expenses include uninsured amounts paid for hospital bills, medical, optometric and dental bills, drugs, and premiums on accident or health insurance.

The Company provides U.S. based executive officers with reimbursement for legal, tax and estate planning fees up to $2,500 per year. The purpose of the plan, among other things, is to reduce the amount of time spent on personal and family legal, tax and estate planning matters by senior officers and thereby make more of their time available for the conduct of Company business.

The Company makes monthly lease payments on an automobile for Dr. Jochum, which includes automobile insurance and maintenance costs. The Company also pays contributions on a direct life insurance policy and on an accident insurance policy for Dr. Jochum. The Company provides these perquisites because many companies in Germany and across Europe provide similar perquisites and as a result the Compensation Committee believes that it is necessary that we do the same for retention and recruitment purposes.

D.  Employment agreements, severance and change in control benefits

(i)  Employment contract

We are not party to a written employment agreement with any Named Executive Officer. There was an Executive Employment Agreement dated November 20, 2006 (the “Agreement”) between Lukas Braunschweiler and Dionex (Europe) Management AG, a wholly-owned subsidiary of the Company organized under the laws of Switzerland that terminated upon Dr. Braunschweiler’s resignation as President and Chief Executive Officer of the Company as of April 30, 2009. There were no termination payments or forfeitures made in connection with Dr. Braunschweiler’s termination of employment.

(ii)  Change in control severance benefit plan

The Company’s Change in Control Plan was established in October 2001 and amended in August 2008 to comply with Section 409A requirements. The purpose of the Change in Control Plan is to provide for the payment of severance benefits to certain eligible employees of the Company whose employment with the Company is terminated without cause or constructively terminated within 13 months following a change in control. Eligible employees are executive employees of the Company who have been designated by the Board as eligible employees. All of our executive officers are eligible employees. An employee who otherwise is an eligible employee will not receive benefits under the Change in Control Plan if (i) the employee has executed an individual severance benefit or change in control agreement with the Company, (ii) the employee’s employment with the Company is involuntarily terminated by the Company other than in an involuntary termination without cause, (iii) the employee voluntarily terminates employment with the Company and such termination does not constitute a constructive termination (as defined in the Change in Control Plan), (iv) the employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned by the Company, or (v) the employee is offered immediate reemployment by a successor to the Company following a change in ownership of the Company. To receive benefits under the Change in Control Plan, an eligible employee must execute a release of claims in favor of the Company and such release must become effective in accordance with its terms.

Under the Change in Control Plan, each eligible employee will receive 12 months of base salary if terminated without cause or constructively terminated within 13 months following the effective date of a change in control. Each eligible employee will also receive a bonus payment equal to the average of the employee’s annual bonuses paid by the Company with respect to the last three completed fiscal years of the Company for which the employee was eligible to receive a bonus (or such fewer fiscal years for which the employee was eligible to receive an annual bonus). For a period of 12 months following the date of the eligible employee’s termination, the Company will also pay the portion of the premiums of the employee’s group medical, dental and vision coverage, including coverage for the employee’s eligible dependents, that the Company paid prior to the employee’s termination, provided that the employee elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985. In addition, effective as of the date of the eligible employee’s termination, the employee will be credited with full acceleration of vesting for all options (but not RSUs) outstanding that the employee holds on such date that have not yet vested. On behalf of an eligible employee, the Company will pay for an executive assistance program for a period not to exceed three months and at a cost not to exceed $7,500, provided that the employee enrolls in the program within six months following the employee’s termination.

The Company may amend or terminate the Change in Control Plan at any time; provided, however, that no such amendment or termination may occur following a change in control if such amendment or termination would affect the rights of any persons who were employed by the Company prior to the change in control.

The payment of severance benefits and the acceleration of vesting on grants under the Change in Control Plan in the event of a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

(iii)  Change in control provisions of the 2004 Plan

In the event of a corporate transaction (as defined below), all outstanding Stock Awards under the 2004 Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). “Stock

Awards” under the 2004 Plan currently include option and RSU grants. If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such Stock Awards, then (i) with respect to any such Stock Awards that are held by individuals then performing services for the Company or its affiliates, the vesting and exercisability provisions of such Stock Awards will be accelerated in full and such awards will terminate if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding Stock Awards will terminate if not exercised prior to the effective date of the corporate transaction. Repurchase or forfeiture rights with respect to other Stock Awards, such as stock purchase awards, may be assigned to the surviving or acquiring entity (or its parent company) in the corporate transaction. If such repurchase or forfeiture rights are not assigned, then any such Stock Awards that are held by individuals then performing services for the Company or its affiliates will become fully vested.

For purposes of the 2004 Plan, a corporate transaction will be deemed to occur in the event of (i) a sale of all or substantially all of the consolidated assets of the Company and its subsidiaries, (ii) the sale of at least 90% of the outstanding securities of the Company, (iii) a merger or consolidation in which the Company is not the surviving corporation, or (iv) a merger or consolidation in which the Company is the surviving corporation but shares of the Company’s outstanding Common Stock are converted into other property by virtue of the transaction.

In addition, the Board has the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest.

The acceleration of vesting of a stock award in the event of a corporate transaction or certain specified change in control transactions may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

IV.  Competitive market assessment

Competitive market data is an important component taken into account by the Compensation Committee in determining the amount of compensation for each element of compensation for each executive. The Compensation Committee reviews the structure of executive compensation as well as competitive data on base salary, total cash compensation, and long-term incentives for companies that the Compensation Committee views as peers in the separations science and high technology industries. Although our Compensation Committee looks at trends at peer companies, the compensation for our executive officers is not directly tied to any specific benchmark. The peer group evaluated with respect to fiscal 2009 executive compensation included among many others the following companies: Bio-Rad Laboratories, Inc., Sigma-Aldrich Corp., Varian Inc., and Waters Corporation. The peer groups evaluated with respect to fiscal 2010 executive compensation included: (a) the following select companies: Agilent, Life Technologies, Beckman Coulter, Pall, Sigma-Aldrich, Roper, Mettler Toledo, Teledyne, Perkin Elmer, Millipore, Bio-Rad, Waters, Bruker, Varian, Illumina, FEI Company, Affymetrix, Veeco, Symyx, Caliper LS, Luminex, Sequenom, Zygo, Harvard Biosciences, Transgenomics, and Ol analytical, and (b) the following composite companies: Adaptec, Adams Respiratory, Symmetry Medical, Martek Biotechnology, Cbeyond, Ultra Clean Technology, Masimo Medical Equipment, Harmonic Systems, Exponent, Landec and Intevac. The Compensation Committee, with management, reviews the appropriateness of the peer group each year.

V.  Management’s role in executive compensation

The Compensation Committee approves all compensation decisions for the executive officers. Dr. Witney provides the Compensation Committee with his assessment of the performance of the Company and other executive officers, and makes recommendations for the compensation of other executive officers. No executive officer makes any decision on any element of his own compensation.

VI.  Role of compensation consultants

For fiscal 2010, the Company on behalf of the Compensation Committee retained Assets Unlimited to provide market intelligence on compensation trends along with recommendations for compensation for executive officers of the Company. Assets Unlimited provided a Study of Executive Compensation, the comparison of the Company to peer companies mentioned above and an analysis including recommendations on the amount and form of executive compensation. In the future, either the Company or the Compensation Committee may engage or seek the advice of Assets Unlimited or other compensation consultants.

VII.  Tax and accounting implications of compensation

A.  Deductibility of executive compensation

Section 162(m) of the Code generally limits the Company’s deduction, for federal income tax purposes, to no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The Equity Subcommittee has determined that stock options granted under the 2004 Plan with an exercise price at least equal to the fair market value of the Company’s Common Stock on the date of grant will be treated as “performance-based compensation.” In connection with the approval of the 2004 Plan, the Company’s stockholders approved a provision that sets a limit on the maximum number of shares that can be granted subject to an option in any calendar year which enables any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to qualify as “performance-based compensation” and thus be deductible by the Company without regard to the $1 million limit otherwise imposed by Code Section 162(m). The Equity Subcommittee believes that it is unlikely that compensation, excluding the value of any stock options granted under the 2004 Plan, paid to any Named Executive Officer in a taxable year that is subject to the limitation will exceed $1 million.

B.  Accounting for stock-based compensation

In 2006, the Company began accounting for stock-based compensation payments in accordance with the requirements of SFAS 123R. SFAS 123R requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value.

COMPENSATION COMMITTEE REPORT1

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

MR. DAVID L.ANDERSON, CHAIRMAN
MR. RODERICK MCGEARY
MR. RICCARDO PIGLIUCCI
MR. MICHAEL W. POPE

1  The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Tables

SUMMARY COMPENSATION TABLE

The following table summarizes, for fiscal 2009, 2008 and 2007, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers at June 30, 2009 (the “Named Executive Officers”).

As more fully discussed in the Compensation Discussion and Analysis, the Board reviews total compensation including all cash-based compensation and stock-based compensation. Because the table below reflects the SFAS 123R value of equity awards vesting in 2009 rather than those granted in 2009, these percentages cannot be derived using the amounts reflected in the table below. The grant date fair value of the equity awards made in 2009 is reported in the “Grants of Plan-Based Awards” table.

					Non-Equity
					Incentive Plan	All Other
		Salary	Option Awards	Stock Awards	Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	(3)	($)(4)	Total

Frank Witney	2009	77,885	73,949	48,080	65,531	5,880	271,125
President and CEO
Kevin Chance	2009	347,231	291,783	40,032	95,725	40,084	814,855
Executive Vice	2008	334,615	359,125	—	206,550	59,933	960,223
President and COO	2007	298,577	299,746	—	159,360	53,002	810,685
Peter Jochum	2009	463,273	281,763	26,688	85,723	33,494	890,941
Sr. Vice President(5)	2008	409,541	255,794	—	198,858	36,870	901,063
	2007	349,922	236,833	—	176,227	32,201	795,183
Craig McCollam	2009	303,077	281,763	26,688	65,968	38,975	716,461
Executive Vice	2008	282,307	255,794	—	137,997	51,360	727,458
President and CFO	2007	271,529	236,833	—	137,170	54,603	700,135
Bruce Barton	2009	298,923	342,308	26,688	67,208	39,445	774,572
Senior Vice President	2008	261,923	315,823	—	130,872	51,229	759,847
of Global Sales and Service	2007	238,141	232,021	—	127,248	32,451	629,861
Lukas Braunschweiler	2009	467,582	554,390	—	—	161,632	1,183,604
Former President	2008	500,954	586,964	—	450,858	75,065	1,613,841
and CEO(6)	2007	428,571	561,443	—	401,496	63,434	1,718,098

(1)	This column contains, for each Named Executive Officer, the dollar amount recognized for financial statement reporting purposes with respect to the 2009, 2008 and 2007 fiscal years for stock options granted to each of the named executives in 2009, 2008 and 2007 as well as fiscal years prior to 2007, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to these grants, refer to note 10 of the financial statements in the Form 10-K for the year ended June 30, 2009, as filed with the SEC. See the Grants of Plan-Based Awards Table of this proxy statement for information on options granted in 2009. The amounts shown in this column reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)	This column contains, for each Named Executive Officer, the dollar amount recognized for financial statement reporting purposes with respect to the 2009, 2008 and 2007 fiscal years for RSUs granted to each of the named executives in 2009, 2008 and 2007 as well as fiscal years prior to 2007, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to these grants, refer to note 10 of the financial statements in the Form 10-K for the year ended June 30, 2009, as filed with the SEC. See the Grants of Plan-Based Awards Table of this proxy statement for information on RSUs granted in 2009. The amounts shown in this column reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(3)	This column includes payments made under the Management Incentive Bonus Plan earned in each fiscal year but paid at the beginning of the next fiscal year.

(4)	Under SEC rules and regulations, if the total value of all perquisites and personal benefits is $10,000 or more for any Named Executive Officer, then each perquisite or personal benefit, regardless of its amount, must be identified by type. If perquisites and personal benefits are required to be reported for a Named Executive Officer, then each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that officer must be quantified and disclosed in a footnote. The amounts presented in this column for fiscal 2009 include (a) matching contributions made on behalf of the U.S.-based Named Executive Officers by the Company pursuant to the Company’s 401(k) Plan, (b) a car allowance and related expenses for Dr. Jochum, (c) an allowance for medical expenses for Mr. McCollam and Mr. Pohl, (d) amounts paid to Messrs. Witney, Chance, McCollam and Pohl pursuant to Profit Sharing Plan, (e) payments to Swiss and German foreign pension programs and social security programs including: Swiss foreign old age insurance programs, Swiss foreign unemployment insurance programs, German health insurance programs, German nursing insurance programs, and German unemployment insurance programs for Dr. Braunschweiler and Dr. Jochum, (f) payments under the legal expense reimbursement plan to Mr. Chance and Mr. Pohl and (g) payments for life insurance premiums paid by the Company for Dr. Jochum. For fiscal 2009, the dollar value of each such benefit was (a) $12,923 for Mr. Chance, $16,125 for Mr. McCollam and $16,500 for Mr. Barton for matching 401(k) contributions, (b) 11,143 Euros ($15,655) per year for Dr. Jochum for the car allowance, (c) $1,200 for Mr. Chance, $1,500 for Mr. McCollam, and $1,889 for Mr. Barton for the medical expense reimbursement, (d) $25,395 for Mr. Chance, $21,350, for Mr. McCollam, $21,056 for Mr. Barton, and $5,880 for Dr. Witney pursuant to the Profit Sharing Plan, (e) 10,834 Euros ($15,220) for Dr. Jochum and 175,430 Swiss Francs ($161,632) for Dr. Braunschweiler for foreign pension and social security obligations, (f) $566 for Mr. Chance under the legal expense reimbursement plan and 1,858 Euros ($2,619) for annual life insurance premiums for Dr. Jochum

The amounts presented in this column for fiscal 2008 include (a) matching contributions made on behalf of the U.S.-based Named Executive Officers by the Company pursuant to the Company’s 401(k) Plan, (b) a car allowance and related expenses for Dr. Jochum, (c) an allowance for medical expenses, (d) amounts paid pursuant to Profit Sharing Plan, (e) payments to Swiss and German foreign pension programs and social security programs including: Swiss foreign old age insurance programs, Swiss foreign unemployment insurance programs, German health insurance programs, German nursing insurance programs, and German unemployment insurance programs for Dr. Braunschweiler and Dr. Jochum, (f) payments under the legal expense reimbursement plan and (g) payments for life insurance premiums paid by the Company for Dr. Jochum. For fiscal 2008, the dollar value of each such benefit was (a) $16,492 for Mr. Chance, $15,749 for Mr. McCollam and $16,250 for Mr. Barton for matching 401(k) contributions, (b) 11,143 Euros ($17,303) per year for Dr. Jochum for the car allowance, (c) $1,310 for Mr. Chance, $1,500 for Mr. McCollam, and $2,978 for Mr. Barton for the medical expense reimbursement, (d) $41,370 for Mr. Chance, $34,111 for Mr. McCollam, and $31,826 for Mr. Barton for pursuant to the Profit Sharing Plan, (e) 10,743 Euros ($16,682) for Dr. Jochum and 78,669 Swiss Francs ($75,065) for Dr. Braunschweiler for foreign pension and social security obligations, (f) $761 for Mr. Chance $2,500, and $175 for Mr. Barton for under the legal expense reimbursement plan and (g) 1,858 Euros ($2,885) for annual life insurance premiums for Dr. Jochum.

The amounts presented in this column for fiscal 2007 include (a) matching contributions made on behalf of the U.S.-based Named Executive Officers by the Company pursuant to the Company’s 401(k) Plan, (b) a car allowance and related expenses for Dr. Jochum, (c) an allowance for medical expenses, (d) amount pursuant to the profit sharing plan, (e) premiums on a life insurance policy for Dr. Jochum, (f) premiums for on an accident insurance policy for Dr. Jochum, (g) payments to foreign pension programs for Dr. Braunschweiler and Dr. Jochum, (h) amounts required by Swiss law for accident insurance for Dr. Braunschweiler, (i) amounts required by Swiss law for sick leave for Dr. Braunschweiler and (j) payments under the legal expense reimbursement plan. For fiscal 2007, the dollar value of each such benefit was (a) $12,959 for Mr. Chance, and $15,332 for Mr. McCollam for matching 401(k) contributions, (b) 11,144 Euros per year for Dr. Jochum for the car allowance, 968 Euros per year for car insurance and 3,500 Euros per year for maintenance costs of the leased vehicle, (c) $563 for Mr. McCollam and $1,257 for Mr. Barton for the medical expense reimbursement, (d) $39,097 for Mr. Chance, $38,708 for Mr. McCollam, and $31,145 for Mr. Barton for pursuant to the profit sharing plan, (e) 1,534 Euros for life insurance premiums for Dr. Jochum, (f) 574 Euros for premiums for an accident insurance policy for Dr. Jochum, (g) 6,205.58 Euros for Dr. Jochum and 70,321 Swiss Francs for Dr. Braunschweiler for foreign pension and social security obligations, (h) 876 Swiss Francs for accident insurance required by Swiss law for Dr. Braunschweiler, and (i) 6,510 Swiss Francs for sick leave required by Swiss law for Dr. Braunschweiler, and (j) $946 for Mr. Chance and $50 for Mr. Barton under the legal expense reimbursement plan.

(5)	Dr. Jochum is paid in Euros. U.S. dollar amounts in the table for fiscal 2009 are converted from Euros at the conversion rate of 1 U.S. dollar to 0.71192 Euros, which is the Treasury Reporting Rate of Exchange as of June 30, 2009. U.S. dollar amounts in the table for fiscal 2008 are converted from Euros at the conversion rate of 1 U.S. dollar to 0.6440 Euros, which is the Treasury Reporting Rate of Exchange as of June 30, 2008. Amounts in the table for fiscal 2007 are converted from Euros at the conversion rate of 1 U.S. dollar to 0.7430 Euros, which is the Treasury Reporting Rate of Exchange as of June 30, 2007.

(6)	Dr. Braunschweiler is paid in Swiss Francs. Amounts in the table are converted from Swiss Francs at the conversion rate of 1 US dollar to 1.08564 Swiss Franc, which is the Treasury Reporting Rate of Exchange as of June 30, 2009. Amounts in the table are converted from Swiss Francs at the conversion rate of 1 U.S. dollar to 1.0480 Swiss Francs, which is the Treasury Reporting Rate of Exchange as of June 30, 2008. Amounts in the table for fiscal 2007 are converted from Swiss Francs at the conversion rate of 1 U.S. dollar to 1.2250 Swiss Francs, which is the Treasury Reporting Rate of Exchange as of June 30, 2007.

Payments Upon Termination

No payments were made to Dr. Braunschweiler upon his termination of employment.

As discussed further under “Compensation Discussion and Analysis” above, the Company maintains certain benefits in connection with the termination of executive officers when a change in control of the Company occurs, including pursuant to the Change in Control Plan and the change in control provisions of the 2004 Plan. The table below shows potential payments if a Named Executive Officer is terminated other than for cause or due to a voluntary termination after a change of control event. The amounts assume that the change of control event and termination of employment were both effective on June 30, 2009, and are estimates that reflect the amounts that would be paid and the incremental value of benefits that would be enhanced through accelerated vesting of options. The value of equity awards is based on the closing market price of $61.03 on June 30, 2009, the last trading day before year end. The table also assumes that the executive has been paid in full for salary due for the fiscal year and has no deferred compensation, pro-rated perquisites payments or accrued vacation due for the year.

					Gain on
			Health and		Accelerated
			Welfare	Outplacement	Stock options	Total
Name	Base salary ($)(1)	Bonus ($)(2)	Benefits ($)(3)	Services ($)(4)	($)(5)	Compensation ($)

Frank Witney	450,000	65,531	22,074	7,500	718,000	1,263,105
Kevin Chance	350,000	153,878	22,074	7,500	52,088	585,540
Peter Jochum(6)	379,307	153,603	4,370	7,500	48,843	593,623
Craig McCollam	350,000	113,712	8,451	7,500	48,843	528,506
Bruce Barton	310,000	80,890	20,715	7,500	48,843	467,948

(1)	Pursuant to the Change in Control Plan, each Named Executive Officer will receive 12 months of base salary if terminated without cause or constructively terminated within 13 months following the effective date of a change in control, payable in substantially equal installments commencing upon termination pursuant to the Company’s regularly scheduled payroll periods.

(2)	Pursuant to the Change in Control Plan, each Named Executive Officer will receive a lump sum bonus payment equal to the average of his annual bonuses paid by the Company with respect to the last three completed fiscal years of the Company for which he was eligible to receive a bonus (or such fewer fiscal years for which he was eligible to receive an annual bonus) if terminated without cause or constructively terminated within 13 months following the effective date of a change in control.

(3)	Pursuant to the Change in Control Plan, if a Named Executive Officer is terminated without cause or constructively terminated within 13 months following the effective date of a change in control, for a period of 12 months following the date of his termination, the Company will pay the portion of the premiums of such Named Executive Officer’s group medical, dental and vision coverage, including coverage for his eligible dependents, that the Company paid prior to his termination, provided that he elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985.

(4)	Pursuant to the Change in Control Plan, on behalf of each Named Executive Officer terminated without cause or constructively terminated within 13 months following the effective date of a change in control, the Company will pay for an executive assistance program for a period not to exceed three months and at a cost not to exceed $7,500, provided that such Named Executive Officer enrolls in the program within six months following his termination.

(5)	Pursuant to the Change in Control Plan, if a Named Executive Officer is terminated without cause or constructively terminated within 13 months following the effective date of a change in control, effective as of the date of such Named Executive Officer’s termination, he will be credited with full acceleration of vesting for all options outstanding that he holds on such date that have not yet vested. In addition, in the event of a corporate transaction, all outstanding Stock Awards under the 2004 Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such Stock Awards, then with respect to any such Stock Awards that are held by individuals then performing services for the Company or its affiliates, the vesting and exercisability provisions of such Stock Awards will be accelerated in full and such awards will terminate if not exercised prior to the effective date of the corporate transaction. This table assumes that the Stock Awards were not assumed, continued or substituted.

(6)	Dr. Jochum is paid in Euros. U.S. dollar amounts in the table for fiscal 2009 are converted from Euros at the conversion rate of 1 U.S. dollar to 0.71192 Euros, which is the Treasury Reporting Rate of Exchange as of June 30, 2009.

Grants of Plan-Based Awards for Fiscal 2009

The following tables provide information on grants of plan-based awards in fiscal 2009 to the Named Executive Officers.

Management Incentive Bonus Plan

	Estimated Payouts
	Under Non-Equity
	Incentive Plan Awards (1)($)
	Threshold	Target	Maximum
Name	($)(2)	($)	($)

Frank Witney	—	337,500	451,250
Kevin Chance	—	170,000	255,000
Peter Jochum	—	164,596	246,894
Craig McCollam	—	114,000	171,000
Bruce Barton	—	114,000	171,000
Lukas Braunschweiler(3)	—	—	—

Equity Grants

		All Other			All Other
		Option			Option
		Awards:			Awards:
		Number of			Number of
		Securities	Exercise or		Securities
		Underlying	Base Price of	Grant Date Fair	Underlying	Grant Date Fair
	Grant	Options	Option Awards	Value of Option	RSU	Value of RSU
Name	Date	(#)(4)	($/Sh)(5)	Awards (6)	(#)(7)	Awards (8)

Frank Witney	04/27/2009	100,000	53.85	17.23	25,000	53.85
Kevin Chance	08/06/2008	8,000	74.27	22.70	3,000	74.27
Peter Jochum	08/06/2008	8,000	74.27	22.70	2,000	74.27
Craig McCollam	08/06/2008	8,000	74.27	22.70	2,000	74.27
Bruce Barton	08/06/2008	8,000	74.27	22.70	2,000	74.27
Lukas Braunschweiler(9)	—	—	—	—	—	—

(1)	This represents the annual cash incentive payment targets for the fiscal 2009 Management Incentive Bonus Plan. The actual amounts paid under this plan are reported in the Summary Compensation Table under Non-Equity Incentive Plan Compensation. The threshold reflects the amount that would be payable under the MIBP if the minimum performance level was achieved. If the minimum performance level for payment of the threshold amount was not achieved then no bonus would have been payable under the MIBP.

(2)	There is no minimum guaranteed payment under the Management Incentive Bonus Plan. An officer must satisfy at least fifty percent of his individual performance goals before any bonus can be paid.

(3)	Dr. Braunschweiler’s employment terminated prior to the end of fiscal year 2009 and he is not eligible to receive any payments under the Management Incentive Bonus Plan.

(4)	Options granted under the 2004 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board. Vesting typically will occur during the optionholder’s continued service with the Company or an affiliate, whether such service is performed in the capacity of an employee, director, or consultant and regardless of any change in the capacity of the service performed. The Board has the authority to accelerate the time during which an option may vest or be exercised.

(5)	Options are granted at the closing price on the Nasdaq market on the date of grant.

(6)	Represents the maximum fair value of each option grant recognizable in accordance with SFAS 123R and does not include any estimates for forfeitures for service based vesting.

(7)	RSUs granted under the 2004 Plan “vest,” as determined by the Board. Vesting typically will occur during the holder’s continued service with the Company or an affiliate, whether such service is performed in the capacity of an employee, director, or consultant and regardless of any change in the capacity of the service performed. The Board has the authority to accelerate the time during which an RSU may vest or be exercised.

(8)	Represents the maximum fair value of each RSU grant recognizable in accordance with SFAS 123R and does not include any estimates for forfeitures for service based vesting.

(9)	Due to unfavorable tax consequences under Swiss law no equity grants were made to Dr. Braunschweiler during the fiscal year.

Outstanding Equity Awards at June 30, 2009

The following table provides information regarding equity awards held by the Named Executive Officers as of June 30, 2009. Other than stock purchased pursuant to our Employee Stock Purchase Plan, stock options and RSUs are the only type of equity award that has been granted to the Named Executive Officers during fiscal 2009.

	Option Awards(1)				Stock Awards(2)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of	Market Value of
	Unexercised	Unexercised	Option		RSUs that	RSUs that
	Options	Options	Exercise	Option	have not	have not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

Frank Witney	0	100,000	53.8500	4/27/18	25,000	1,525,750
Kevin Chance	15,000	0	39.4710	7/28/13	3,000	183,090
	15,000	0	47.1900	7/29/14
	18,750	1,250	48.0500	8/2/15
	10,312	4,688	53.3800	7/31/16
	13,125	16,875	72.5600	8/7/17
	0	8,000	74.2700	8/6/18
Craig McCollam	12,574	0	32.0000	1/19/10	2,000	122,060
	18,000	0	32.2500	4/11/10
	28,000	0	23.9800	10/24/11
	30,000	0	39.4710	7/28/13
	15,000	0	47.1900	7/29/14
	15,000	1,000	48.0500	8/2/15
	10,312	4,688	53.3800	7/31/16
	6,561	8,439	72.5600	8/7/17
	0	8,000	74.2700	8/6/18
Dr. Peter Jochum	30,000	0	39.4710	7/28/13	2,000	122,060
	5,000	0	47.1900	7/29/14
	15,000	1,000	48.0500	8/2/15
	13,312	4,688	53.3800	7/31/16
	6,561	8,439	72.5600	8/7/17
	0	8,000	74.2700	8/6/18
Bruce Barton	4,500	0	29.8000	6/10/11	2,000	122,060
	20,000	0	39.4710	7/28/13
	15,000	0	47.1900	7/29/14
	15,000	1,000	48.0500	8/2/15
	10,312	4,688	53.3800	7/31/16
	10,936	14,064	72.5600	8/7/17
	0	8,000	74.2700	8/6/18

(1)	Stock options granted to employees fully vest four years from the grant date.

(2)	RSUs granted to employees fully vest over a five-year period.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended June 30, 2009, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)

Frank Witney	—	—	—	—
Kevin Chance	—	—	—	—
Peter Jochum	—	—	—	—
Craig McCollam	—	—	—	—
Bruce Barton	6,280	169,436	—	—
Lukas Braunschweiler	293,125	5,417,925	—	—

(1)	The amount shown in this column represents the difference between the option exercise price and the market price on the date of exercise.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee is composed of four non-employee directors: Messrs. Anderson, McGeary, Pigliucci and Pope. No current member of the Compensation Committee is an officer or employee of the Company and no executive officer of the Company serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

We have not engaged in any transaction, or series of similar transactions, since June 30, 2008, nor is there any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and in which any of the Company’s directors or executive officers, members of their immediate family or any stockholder who owns more than 5% of our common stock had, or will have, a direct or indirect material interest.

On January 30, 2008 the Board of Directors adopted the Related Person Transaction Policy. Pursuant to this policy each related person transaction and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by any committee of the Board of Directors composed solely of independent directors who are not interested persons in the related person transaction (“Reviewing Committee”) or by the members of the Board of Directors who are not interested persons in the related person transaction and that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board or recommended by the Compensation Committee to the Board of Directors for its approval. When reviewing, approving or ratifying a related person transaction, the Reviewing Committee will examine several things, including the approximate dollar value of the transaction and all material facts about the related person’s interest in, or relationship to, the transaction. If the related person transaction involves an outside director or nominee for director, the Reviewing Committee may also consider whether the transaction would compromise the director’s status as an “independent director,” “outside director” or “non-employee director” under rules and regulations of the Nasdaq Stock Market, the Internal Revenue Code or the Securities Exchange Act of 1934, as amended. For purposes of the policy a “related person transaction” means any transaction within the meaning of Item 404(a) of Regulation S-K involving the Company and any related person that would be required to be disclosed pursuant to Item 404(a).

OTHER MATTERS

The Board does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

By Order of the Board of Directors

Gina M. Christopher
Secretary

September 21, 2009

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2009 is available without charge upon written request to: Investor Relations, Dionex Corporation, Evelyn Posey, 501 Mercury Drive, Sunnyvale, CA 94085.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
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VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
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Annual Meeting Proxy Card	C0123456789	12345

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
+

1. To elect directors to hold office until the next Annual Meeting and until their successors are elected.

	For	Withhold		For	Withhold		For	Withhold

01 - David L. Anderson	☐	☐	02 - A. Blaine Bowman	☐	☐	03 - Frank Witney	☐	☐

04 - Roderick McGeary	☐	☐	05 - Riccardo Pigliucci	☐	☐	06 - Michael W. Pope	☐	☐

	For	Against	Abstain

2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for its fiscal year ending June 30, 2010.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

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Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Proxy — Dionex Corporation

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 26, 2009
The undersigned hereby appoints Frank Witney and Craig McCollam, and each of them, as attorneys and proxies of the undersigned, with full power of substitution to vote all of the shares of stock of Dionex Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dionex Corporation to be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California on Monday, October 26, 2009 at 9:30 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side and in accordance with the instructions on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, EACH AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE.	SEE REVERSE SIDE